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                                                                     Exhibit 4.4


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                                   ANACOMP, INC.
                                         TO

                     IBJ SCHRODER BANK & TRUST COMPANY, TRUSTEE

                             __________________________

                            FIRST SUPPLEMENTAL INDENTURE

                             __________________________

                             Dated as of June 12, 1998


                               Supplement to Indenture,
                              dated as of March 24, 1997

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     FIRST SUPPLEMENTAL INDENTURE, dated as of June 12, 1998, between ANACOMP,
INC., a corporation duly organized and existing under the laws of the State of Indiana (the "Company"), and IBJ SCHRODER BANK & TRUST COMPANY, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee under the Indenture referred to below (the "Trustee")

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

     WHEREAS, the Company and the Trustee are parties to the Indenture, dated as of March 24, 1997 (the "Indenture"), pursuant to which the Company has issued certain Securities that remain outstanding as of the date hereof; and

     WHEREAS, Section 10.1 of the Indenture provides that the Company and the Trustee may amend the Indenture without notice to or consent of any Securityholder to cure any ambiguity, omission, defect or inconsistency, provided that the Company has delivered to the Trustee an Opinion of Counsel and an Officers' Certificate stating that such amendment or supplement complies with the provisions of Section 10.1 of the Indenture;

     WHEREAS, there are certain ambiguities and defects in the Indenture which the Company and the Trustee wish to correct;

     WHEREAS, the Company has delivered to the Trustee the Opinion of Counsel and Officers' Certificate referred to above; and

     WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture to amend and supplement the Indenture in certain respects.

     NOW, THEREFORE, the Company and the Trustee hereby agree as follows:


                                      Article I

                                      AMENDMENTS
                                      ----------


     SECTION 1.01. AMENDMENT TO SECTION 1.1 OF THE INDENTURE.  The definition of
(a) Credit Agreement in Section 1.1 of the Indenture is hereby amended by appending the words ", as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacing all or any portion of the Indebtedness under such agreement" at the end thereof , and (b) Permitted Liens in Section 1.1 of the Indenture is hereby amended by replacing the words "Section 4.4(b)(ii)" in clause (xiii)(B) thereof with the words "Section 4.4(b)(vii)".


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     SECTION 1.02.  AMENDMENT OF SECTION 4.7 OF THE INDENTURE.  Section
4.7(a)(iv)(A) of the Indenture is hereby amended by replacing the words "the Senior Secured Notes" with the words "Indebtedness under the Credit Agreement".

     SECTION 1.03. AMENDMENT TO SECTION 4.20 OF THE INDENTURE. Section 4.20 of the Indenture is hereby amended by replacing the words "the Senior Indenture" with the words "any agreement governing Senior Indebtedness".

     SECTION 1.04. AMENDMENT TO SECTION 9.2 OF THE INDENTURE. Section 9.2(b)(ii) of the Indenture is hereby amended and restated as follows:

          the Company or the Trustee receives a notice of such default or event of default from (A) the holders of a majority of such Senior Indebtedness or (B) the trustee or agent, if any, representing the holders in respect of such Senior Indebtedness; provided, however, that only one such notice shall be given effect within any period of 360 consecutive days; provided, further, that no more than one notice may be given with respect to any continuing default or event of default.

     SECTION 1.05. AMENDMENT TO SECTION 9.6 OF THE INDENTURE. Section 9.6 of the Indenture is hereby amended by replacing the words "under the Senior Indenture" with the words "or agent, if any, under the Senior Indebtedness".


                                     Article II

                                   MISCELLANEOUS
                                   -------------

     SECTION 2.01. DEFINED TERMS. For all purposes of this First Supplemental Indenture, except as otherwise stated herein, capitalized terms used but not defined in this First Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.

     SECTION 2.02. TRUSTEE'S RIGHTS, DUTIES AND IMMUNITIES. All of the provisions of the Indenture with respect to the rights, duties and immunities of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

     SECTION 2.03. RECITALS. The recitals herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

     SECTION 2.04. GOVERNING LAW. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.


                                         -2-

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     SECTION 2.05.  COUNTERPARTS.  This First Supplemental Indenture may be
executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     SECTION 2.06. RATIFICATION AND CONFIRMATION. As amended and modified by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.


                                         -3-

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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed, all as of the day and year first above written.


                                         ANACOMP, INC.


                                         By: /s/ Donald L. Viles
                                            --------------------------------
                                            Name:  Donald L. Viles
                                            Title: Executive Vice President
                                                   and Chief Financial Officer


                                         IBJ SCHRODER BANK & TRUST
                                            COMPANY, as Trustee


                                         By: /s/ Terence Rawlins
                                            --------------------------------
                                            Name:  Terence Rawlins
                                            Title: Assistant Vice President